Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: Immediate

Investors & Media:	Debarshi Sengupta	+1 312 861 6933

JBT Continues Growth and Margin Expansion in the First Quarter of 2016

First-quarter 2016 Highlights:

◦	Revenue of $267.1 million, up 19 percent from prior-year period

◦	Segment operating profit of $27.3 million, up 27 percent

◦	Diluted earnings per share of $0.17 and adjusted earnings per share of $0.34 vs. diluted earnings per share of $0.27 in the first quarter of 2015

◦	Inbound orders increased 13 percent; order backlog up 39 percent year over year

CHICAGO, April 26, 2016-JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the first quarter of 2016.
Revenue for the first quarter of 2016 increased 18.7 percent from the prior year, with organic growth of 3.6 percent. Segment operating profit increased 27.0 percent year over year. Segment operating profit margin increased 67 basis points to 10.2 percent for the first quarter of 2016.
Diluted earnings per share from continuing operations was $0.17 for the first quarter of 2016 versus $0.27 in the first quarter of 2015. Excluding restructuring charges of $7.2 million in the first quarter of 2016, adjusted diluted earnings per share from continuing operations was $0.34.
“JBT's Next Level strategy and investments continue to enhance growth and profitability,” said Tom Giacomini, Chairman, President and Chief Executive Officer. “We are particularly pleased with the performance of the FoodTech aftermarket business in the quarter, which contributed to year-over-year margin expansion.”
Orders and Backlog
For the first quarter of 2016, inbound orders of $344 million increased 12.5 percent, reflecting an 8.1 percent increase in FoodTech orders and a 21.3 percent increase in AeroTech orders. Backlog expanded 39.0 percent year over year.

Optimization Program
JBT recorded restructuring charges of $7.2 million in the first quarter of 2016 associated with its optimization program and continues to expect total pretax restructuring charges of $11 - $13 million for the full year. The optimization program will realign FoodTech’s Protein business in North America and Liquid Foods business in Europe; accelerate JBT’s strategic sourcing initiatives; and consolidate smaller facilities. The Company expects to achieve around $2 million in savings in 2016 and more than $8 million in run rate savings by late 2017.
2016 Outlook
For 2016, JBT re-affirms its prior guidance and continues to anticipate revenue growth of approximately 15 percent, reflecting organic growth of 4 - 5 percent and external growth from acquisitions of about 10 percent. The Company expects total segment operating margin in 2016 to expand 25 - 50 basis points relative to 2015. The Company forecasts adjusted diluted earnings per share in the range of $2.15 - $2.30 in 2016, and $1.90 - $2.05 on a GAAP basis.
First Quarter 2016 Earnings Conference Call
A conference call is scheduled for 10:00 a.m. EDT on Wednesday, April 27, 2016 to discuss first quarter 2016 financial results. Participants may access the conference call by dialing (877) 201-0168 in the U.S. and Canada or (647) 788-4901 for international callers and using conference ID 94587862, or through the Investor Relations link on our website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 p.m. EDT on April 27, 2016.

John Bean Technologies Corporation (JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with a focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its JBT FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 4,200 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit http://www.jbtcorporation.com.
This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended
	March 31,
	2016	2015

Revenue	$267.1	$225.0
Cost of sales	190.3	160.5

Gross profit	76.8	64.5

Selling, general and administrative expense	53.9	47.4
Research and development expense	5.5	3.7
Restructuring expense	7.2	—
Other expense (income), net	0.5	(0.3)

Operating income	9.7	13.7

Net interest expense	2.0	1.8
Income from continuing operations before income taxes	7.7	11.9
Provision for income taxes	2.5	3.9
Income from continuing operations	5.2	8.0
Loss from discontinued operations, net of taxes	(0.1)	—
Net income	$5.1	$8.0

Basic earnings per share:
Income from continuing operations	$0.18	$0.27
Loss from discontinued operations	(0.01)	—
Net income	$0.17	$0.27

Diluted earnings per share:
Income from continuing operations	$0.17	$0.27
Loss from discontinued operations	—	—
Net income	$0.17	$0.27

Weighted average shares outstanding
Basic	29.5	29.6
Diluted	29.8	29.8

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited and in millions, except per share data)

The results for the three months ended March 31, 2016 and 2015 include several items that affect the comparability of our results. These include significant expenses that are not indicative of our on-going operations as detailed in the table below:

	Three Months Ended
	March 31,
	2016	2015

Income from continuing operations as reported	$5.2	$8.0

Non-GAAP adjustments:
Restructuring expense	7.2	—

Impact on tax provision from Non-GAAP adjustments	(2.3)	—

Adjusted income from continuing operations	$10.1	$8.0

Income from continuing operations as reported	$5.2	$8.0
Total shares and dilutive securities	29.8	29.8
Diluted earnings per share from continuing operations	$0.17	$0.27

Adjusted income from continuing operations	$10.1	$8.0
Total shares and dilutive securities	29.8	29.8
Adjusted diluted earnings per share from continuing operations	$0.34	$0.27

The above table contains non-GAAP financial measures, including adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations. Adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations are intended to provide an indication of our underlying operating results and to enhance investors’ overall understanding of our financial performance by eliminating the effects of certain items that are not comparable from one period to the next. In addition, this information is used as a basis for evaluating Company performance and for the planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited and in millions, except per share data)

The tables below show a reconciliation from Operating income to EBITDA and adjusted EBITDA by segment and consolidated for JBT.

For the three months ended March 31, 2016:
	Operating income	Depreciation and Amortization	EBITDA	Adjustments	Adjusted EBITDA
JBT FoodTech	$18.8	$7.6	$26.4	$—	$26.4
JBT AeroTech	8.5	0.6	9.1	—	9.1
Corporate expense	(10.4)	0.4	(10.0)	—	(10.0)
Restructuring expense	(7.2)	—	(7.2)	7.2	—
Total	$9.7	$8.6	$18.3	$7.2	$25.5

For the three months ended March 31, 2015:
	Operating income	Depreciation and Amortization	EBITDA	Adjustments	Adjusted EBITDA
JBT FoodTech	$13.1	$5.9	$19.0	$—	$19.0
JBT AeroTech	8.4	0.5	8.9	—	8.9
Corporate expense	(7.8)	0.4	(7.4)	—	(7.4)
Restructuring expense	—	—	—	—	—
Total	$13.7	$6.8	$20.5	$—	$20.5

The tables above provide our operating income as adjusted by depreciation and amortization expense booked during the period to arrive at a segmental and consolidated EBITDA value. Further, we add back to EBITDA significant expenses that are not indicative of our ongoing operations to calculate an adjusted EBITDA for the two periods reported. Given the Company’s Next Level focus on growth through strategic acquisitions, management considers adjusted EBITDA to be an important non-GAAP measure. This measure allows us to monitor business performance while excluding the impact of amortization due to the step up in value of intangible assets. We use adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results. This information is not intended to nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2016	2015
Revenue
JBT FoodTech	$177.5	$139.2
JBT AeroTech	90.1	86.2
Intercompany eliminations	(0.5)	(0.4)
Total revenue	$267.1	$225.0

Income before income taxes
Segment operating profit
JBT FoodTech	$18.8	$13.1
JBT AeroTech	8.5	8.4
Total segment operating profit	27.3	21.5

Corporate expense (1)	(10.4)	(7.8)
Restructuring expense	(7.2)	—

Operating income	$9.7	$13.7

Other business segment information

Adjusted EBITDA
JBT FoodTech	$26.4	$19.0
JBT AeroTech	9.1	8.9
Corporate	(10.0)	(7.4)
Total adjusted EBITDA	$25.5	$20.5

Inbound Orders
JBT FoodTech	$222.7	$206.1
JBT AeroTech	121.7	100.3
Intercompany eliminations	(0.4)	(0.5)
Total inbound orders	$344.0	$305.9

	As of March 31,
	2016	2015
Order Backlog
JBT FoodTech	$360.3	$255.5
JBT AeroTech	244.8	179.9
Total order backlog	$605.1	$435.4

(1) Corporate expense includes corporate staff-related expenses, stock-based compensation, pension and other postretirement benefit expenses not related to service, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	March 31,	December 31,
	2016	2015

Cash and cash equivalents	$36.0	$37.2
Trade receivables, net	210.9	212.5
Inventories	136.9	104.9
Other current assets	46.7	41.6
Total current assets	430.5	396.2

Property, plant and equipment, net	188.8	181.1
Other assets	302.9	298.8
Total assets	$922.2	$876.1

Short term debt and current portion of long-term debt	$2.0	$2.2
Accounts payable, trade and other	110.5	110.7
Advance and progress payments	138.2	115.8
Other current liabilities	120.5	124.4
Total current liabilities	371.2	353.1

Long-term debt, less current portion	297.4	280.6

Accrued pension and other postretirement benefits, less current portion	85.6	90.7
Other liabilities	30.2	22.0

Common stock and paid-in capital	65.9	65.8
Retained earnings	213.2	211.1
Accumulated other comprehensive loss	(141.3)	(147.2)
Total stockholders' equity	137.8	129.7
Total liabilities and stockholders' equity	$922.2	$876.1

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2016	2015

Cash Flows From Operating Activities:
Income from continuing operations	$5.2	$8.0

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	8.6	6.8
Other	3.5	5.4

Changes in operating assets and liabilities:
Trade accounts receivable, net	4.6	26.2
Inventories	(29.6)	(11.7)
Accounts payable, trade and other	(1.6)	0.8
Advance payments and progress billings	19.9	24.9
Other - assets and liabilities, net	(10.4)	(29.9)

Cash provided by continuing operating activities	0.2	30.5

Cash required by discontinued operating activities	—	—

Cash Flows required by Investing Activities:
Acquisitions, net of cash acquired	(3.2)	—
Capital expenditures	(11.4)	(7.8)
Proceeds from disposal of assets	0.4	0.3

Cash required by investing activities	(14.2)	(7.5)

Cash Flows provided (required) by Financing Activities:
Net proceeds (payments) on credit facilities	16.4	(22.3)
Dividends	(3.1)	(3.0)
Purchase of treasury stock	(1.1)	(3.1)
Other	(1.1)	(2.5)

Cash provided (required) by financing activities	11.1	(30.9)

Effect of foreign exchange rate changes on cash and cash equivalents	1.7	(5.6)

Decrease in cash and cash equivalents	(1.2)	(13.5)

Cash and cash equivalents, beginning of period	37.2	33.3

Cash and cash equivalents, end of period	$36.0	$19.8